FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT


          THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into this 7th day of August, 1997, by and among EVANS, INC., a Delaware corporation ("Evans"), KOSLOW'S, INC., a Texas corporation ("Koslow's"), EVANS-ROSENDORF OF MARYLAND, INC., a Delaware corporation ("Rosendorf" collectively referred to with Evans and Koslow, the "Borrowers") and JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan insurance corporation, ("Jackson" or "Lender").


                     PRELIMINARY STATEMENTS


     A.  Borrowers and Lender have entered into that certain Loan
and   Security  Agreement,  dated  June  16,  1997   (the   "Loan
Agreement").

     B. The borrowers are in need of additional working capital beyond the amounts permitted to be borrowed under the Loan Agreement and have asked the Lender to amend the Loan Agreement to, among other things, increase the Facility to $35,000,000.

     C. The Lender is willing to amend the Loan Agreement subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:


                            AGREEMENT

                            ARTICLE I

                           Definitions

     1.01 Capitalized terms used in this Amendment are defined in the Loan Agreement, as amended hereby, unless otherwise stated.


                           ARTICLE II

                  Amendments to Loan Agreement

     2.01 Amendments to Section 1 - Definitions. The following definitions in Section l of the Loan Agreement are hereby amended in their entirety as follows:

          (a) "'Facility' means the credit facility extended to the Borrower and the Borrowing Subsidiaries hereunder in the principal amount of $35,000,000."

          (b) "'Revolving Loan Commitment' shall mean the sum of $33,000,000."

          (c) "'Revolving Note' shall mean the Amended and Restated Revolving Note in the original principal amount of $33,000,000, executed by Borrower and each Borrowing Subsidiary to the order of Lender, dated as of August 7, 1997."

     2.02  Amendments to Section 2 -  Loan and Terms of  Payment.
(a) Section 2. 1(a)(ii) is hereby amended in its entirety as follows:

               "(ii) the lesser of: (x) $20,000,000 during the months of January through April and $27,000,000 during the months of May through December; or (y) the sum of the following:

                   (A) during the months of January through April, Sixty (60%) percent of the value of the Borrower's and each Borrowing Subsidiary's Eligible Inventory such value not to exceed 83% of the off-peak mid-range GOB appraisal value of finished goods based on the most recent appraisal prepared by an independent appraiser acceptable to Lender; and

                   (B) during the months of May through December,
              Sixty-eight (68%) percent of the value of the Borrower's and each Borrowing Subsidiary's Eligible Inventory such value not to exceed 75% of the peak GOB appraisal value of finished goods based on the most recent appraisal prepared by an independent appraiser acceptable to Lender; minus"

          (b) The last full sentence in Section 2.1(a) is hereby amended and restated as follows:

         "So long as no Event of Default has occurred and is continuing, however, Borrower shall only be required to pay for two inventory appraisals annually."

     2.03 Amendments to Section 2.5 - Fees. Section 2.5(a) is hereby amended in its entirety as follows:

          "(a) An unused line fee of three-tenths of one percent (0.3%) per annum on the difference between $33,000,000 and the average unpaid monthly balance of the revolving loan Advances and undrawn Letter of Credit Obligations outstanding under the Facility, payable monthly."

     2.04  Amendment  to  Section 10.1 -  Affirmative  Covenants;
Section 10.1(g) is hereby amended in its entirety as follows:

          "Keep or cause to be kept in full force and effect each Department License and promptly notify Lender of any default under a Department License which could give rise to a termination of such Department License, and, in such event, at the request of Lender, remove all collateral located at the Licensed Departments which are subject to such Department License to a location satisfactory to Lender."


     2.05   Amendments  to  Section  10.3  Financial   Covenants.
Sections 10.3(a) and (b) are hereby amended in their entirety as follows:

          "(a)   Borrower   and   Borrowing  Subsidiaries   shall
     continuously maintain, on a consolidated basis:

              (i) For the Fiscal Year ending March 1, 1997, Consolidated Tangible Net Worth equal to or greater than Eight Million Five Hundred Thousand Dollars ($8,500,000) and thereafter Consolidated Tangible Net Worth equal to or greater than Six Million Five Hundred Thousand Dollars ($6,500,000) increased quarterly by 75% of the Borrower's year to date consolidated Net Income.

              (ii) For each period specified below, Borrower and Borrowing Subsidiaries will not permit consolidated
          EBITDA to be less than the amounts set forth below:

         March 1, 1997 through:                   Amount
         ----------------------                ------------
         May 31, 1997                          ($1,100,000)
         August 31, 1997                       ($2,500,000)
         November 30, 1997                     ($1,300,000)
         February 28, 1998                      $3,600,000

    Thereafter,   Borrower  and  Borrowing   Subsidiaries   shall
    maintain a minimum ratio of EBITDA to interest expense of 2:00 to 1:00 for each Fiscal Quarter calculated on a rolling twelve month basis.

          (b) Borrower and Borrowing Subsidiaries shall not permit Net Income excluding any after-tax extraordinary gains or losses plus depreciation and amortization deducted in determining Net Income minus Capital Expenditures not financed to current principal maturities of long term debt and Capital Leases paid during such period for the periods set forth below to be less than the ratio set forth opposite each such period:

             PERIOD                                     RATIO
-------------------------------------               --------------
Fiscal Quarter ending nearest to                     (.4) to 1.00
November 30, 1997

Fiscal six month period ending nearest to            4.00 to 1.00
February 28, 1998

Fiscal nine month period ending nearest to           3.00 to 1.00
May 31, 1998

Fiscal twelve month period ending nearest to         1.00 to 1.00
August 31, 1998

Fiscal twelve month period ending nearest to         1.15 to 1.00
November 30, 1998

Thereafter, for each rolling twelve month            1.25 to 1.00
Fiscal Quarter"


                           ARTICLE III

                          Amendment Fee


     The Borrower hereby agrees to pay to the Lender on the date hereof an amendment fee in the amount of $5,000.

                           ARTICLE lV

                  Amendments to Revo1ving Note

     The Borrower and each Borrowing Subsidiary shall deliver to the Lender on the date hereof an Amended and Restated Revolving
Note in the principal amount of $33,000,000 in the form of Exhibit A hereto (the "Amended Note").

                            ARTICLE V

              Ratifications, Representations and Warranties

     5.01 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the Other Agreements, and, except as expressly modified and superseded by this Amendment, the terms and Provisions of the Loan Agreement and the Other Agreements are ratified and confirmed and shall continue in full force and effect. Borrower and each Borrowing Subsidiary and Lender agree that the Loan Agreement and the Other Agreements, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

     5.02 Representations and Warranties. Borrower and each Borrowing Subsidiary hereby represent and warrant to Lender that
(a) the execution, delivery and performance of this Amendment and any and all Other Agreements executed and/or delivered in connection herewith including, without limitation, the Amended Note, have been authorized by all requisite corporate action on the part of Borrower and each Borrowing Subsidiary and will not violate the Articles of Incorporation or Bylaws of Borrower or either Borrowing Subsidiary; (b) the representations and warranties contained in the Loan Agreement, as amended hereby, and any Other Agreements are true and correct on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date; (c) no Event of Default or event or condition which, with notice or passage of time or both, would constitute an Event of Default under the Loan Agreement, as amended hereby, has occurred and is continuing; and
(d) Borrower and each Borrowing Subsidiary are in full compliance with all covenants and agreements contained in the Loan Agreement and the Other Agreements, as amended hereby.

                           ARTICLE VI

                    Miscellaneous Provisions

     6.01 Survival of Representations and Warranties. All representations and warranties made in the Loan Agreement or any Other Agreements, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the Other Agreements, and no investigation by Lender shall affect the representations and warranties or the right of Lender to rely upon them.

     6.02 Reference to Loan Agreement. Each of the Loan Agreement and the Other Agreements and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement, as amended hereby, are hereby amended so that any reference in the Loan Agreement and such Other Agreements to the Loan Agreement or any such Other Agreements shall mean a reference to the Loan Agreement and the Other Agreements as amended hereby.

     6.03 Expenses of Agent. As provided in the Loan Agreement, Borrowers agree to pay on demand all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and the Other Agreements executed pursuant hereto, and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of Lender's legal counsel.

     6.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     6.05 Successors and Assigns. This Amendment is binding upon and shall insure to the benefit of Lender and Borrower and each Borrowing Subsidiary and their respective successors and assigns, except that Borrower and Borrowing Subsidiaries may not assign or transfer any of their rights or obligations hereunder without the prior written consent of Lender.

     6.06 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

     6.07 Effect of Waiver. No consent or waiver, express or implied, by Lender to or for any breach of or deviation from any covenant or condition by Borrower or Borrowing Subsidiaries shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

     6.08 Heading. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

     6.09 Applicable Law. THIS AMENDMENT AND ALL OTHER AGREEMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

     6.10 Final Agreement. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE LOAN AGREEMENT AND THE OTHER AGREEMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY BORROWER, EACH BORROWING SUBSIDIARY AND LENDER.


        (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

     Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                        EVANS, INC.


                        By:       William E. Koziel
                          Title:  Vice President


                        KOSLOW'S, INC.


                        By:       William E. Koziel
                          Title:  Vice President


                        EVANS-ROSENDORF, OF MARYLAND, INC.


                        By:       William E. Koziel
                          Title:  Vice President


                        JACKSON NATIONAL LIFE INSURANCE
                              COMPANY, as Lender

                        By:  PPM America, Inc., Attorney-in-Fact


                        By:       Jeffrey J. Podwika
                          Title:  Vice President